Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivate Security (Instr. 4)	2. Date Exercisable and Expiration Date (MM/DD/YYYY)		3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)		4. Conversion or Exercise Price of Derivative Security	5. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 5)	6. Nature of Indirect Beneficial Ownership (Instr. 5)
	Date Exercisable	Expiration Date	Title	Amount or Number of Shares
Restricted Stock Unit	(28)	(28)	Common Stock	781	(22), (23)	D
Restricted Stock Unit	(29)	(29)	Common Stock	8,000	(22), (23)	D

Explanation of Responses:

22. The restricted stock units will vest on December 16, 2018. Vested shares will be delivered to the reporting person on the vesting date.

23. The restricted stock units were issued pursuant to the Company's 2017 Stock Incentive Plan (formerly known as the Company's 2008 Stock Incentive Plan).

28. The restricted stock units will vest on May 8, 2021. Vested shares will be delivered to the reporting person on the vesting date.

29. The restricted stock units will vest in two equal annual installments on June 1, 2020 and June 1, 2021. Vested shares will be delivered to the reporting person on each vesting date.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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If the form is filed by more than one reporting person, see Instruction 5(b)(v).

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Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

/s/ Jonathan Biller July 12, 2018 **Signature of Reporting Person Date